Exhibit 4.20

ADDENDUM TO

EMPLOYMENT AGREEMENT

BY AND BETWEEN:	BIRKS & MAYORS, INC., a corporation duly incorporated according to the laws of Canada, having its head office at 1240, Phillips Square, Montreal, Quebec, herein acting and represented by Lorenzo Rossi di Montelera, Chairman of the Board of Directors, duly authorized for the purposes hereof as he hereby declares (hereinafter referred to as the “EMPLOYER”),

AND:	THOMAS A. ANDRUSKEVICH, residing and domiciled at 3100 North Ocean Boulevard, Fort Lauderdale, Florida, United States of America (hereinafter referred to as the “EMPLOYEE”)

WHEREAS on April 16, 2008, the EMPLOYER and the EMPLOYEE entered into an employment agreement whereby the EMPLOYER renewed the employment of the EMPLOYEE (the “Employment Agreement”);

WHEREAS the Employment Agreement was amended on March 16, 2010 to cancel the stock options referred to under section 5 of the Employment Agreement and delete Exhibits B and B-1 of the Employment Agreement;

WHEREAS the Employment Agreement was further amended on March 16, 2010 to grant new stock options to the Employee;

WHEREAS on June 30, 2010, the EMPLOYER and the EMPLOYEE extended the Employment Agreement for an additional term of one year until March 31, 2012 (the “Termination Date”) and amended the Employment Agreement accordingly;

WHEREAS the EMPLOYER and the EMPLOYEE wish to amend the Employment Agreement in order to allow the Employment Agreement to be continued beyond the current Termination Date, subject to termination upon a 90-day written notice and subject to terms and conditions more fully described below.

NOW, THEREFORE, FOR THE REASONS SET FORTH ABOVE, AND IN CONSIDERATION OF THE MUTUAL PREMISES AND AGREEMENTS HEREINAFTER SET FORTH, THE PARTIES HERETO ACKNOWLEDGE AND AGREE AS FOLLOWS:

1.	All capitalized terms which are not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement, as amended.

2.	Both parties shall have the right, at any time, to terminate the Employment Agreement upon a written notice sent to the other party no less than 90 days prior to the new Termination Date (a “Notice of Termination”), provided, however, that such Notice of Termination cannot provide for a new Termination Date prior to March 31, 2012. The existing Termination Date of March 31, 2012 is hereby extended indefinitely until such time as a Notice of Termination is provided which shall contain the new Termination Date.

3.	For greater clarity, the Notice of Termination may not be given by either party prior to December 31, 2011.

4.	Until the new Termination Date which will be provided by either party in a Notice of Termination, the Employment Agreement is continued at the same terms and conditions, except as herein modified.

5.	After March 31, 2012, the EMPLOYEE’s compensation shall remain the same as provided in the Employment Agreement.

6.	Should either party provide the Notice of Termination, in addition to the compensation payable through to the Termination Date, Section 3.3 (2) of the Employment Agreement shall be applicable. Therefore, the EMPLOYEE shall be entitled to ‘up to’ 12 months of base salary, bonus and benefits as and from the new Termination Date, which shall be calculated and paid in accordance with that Section.

7.	The parties confirm that all other terms and conditions of the Employment Agreement, as amended, shall continue to apply mutatis mutandis.

8.	The EMPLOYEE and the EMPLOYER hereby represent and warrant to each other that, in entering into this Agreement, neither of them is in violation of any contract or agreement, whether written or oral, with any other person, moral or physical, firm, partnership, corporation or any other entity to which either of them are a party or by which they are bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity.

9.	The parties have agreed that this Agreement and all other agreements between them be drawn up in the English language. Les parties ont convenu que la présente ainsi que toutes autres ententes entre elles soient rédigées en anglais.

10.	The parties hereto agree that this Agreement shall be construed as to both validity and performance and shall be enforced in accordance with and governed by the laws of the Province of Quebec, Canada.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the dates indicated below.

Signed at Tamarac, Florida,		BIRKS & MAYORS INC.
This 21st day of April, 2011.

	Per:	/s/ Lorenzo Rossi di Montelera
Lorenzo Rossi di Montelera
Chairman of Birks & Mayors Inc.

Signed at Tamarac, Florida,
This 21st day of April, 2011.

/s/ Thomas A. Andruskevich
THOMAS A. ANDRUSKEVICH